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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  FORM 12B-25

                          NOTIFICATION OF LATE FILING
                                   FORM 10-Q
                   FOR THE PERIOD ENDED:  SEPTEMBER 30, 1995

PART I.  REGISTRATION INFORMATION

Full Name of Registrant:  Insurance Investors & Holding Co.

Former Name if Applicable:  N/A

Address of Principal Executive Office: 2512 North Knoxville Avenue, Peoria, Illinois 61604-3622

PART II.  RULES 12B-25(B) AND (C)

(X)      (a)     The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
(X)      (b)     The subject quarterly report on Form 10-Q will be filed on or before the fifth calendar day following the prescribed due date; and
         (c)     The accountant's statement or other exhibit required by Rule
                 12b-25(c) is not applicable.

PART III.  NARRATIVE

The Registrant has not had sufficient time to complete the Form 10-Q. Management expects that the 10-Q will be filed within five calendar days of the date hereof.

PART IV.  OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification:

         Frank J. Wilkins, (309) 685-7661.

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the Registrant was required to file such report(s) been filed? (X) Yes ( ) No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? ( ) Yes (X) No

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                      INSURANCE INVESTORS & HOLDING CO.

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized


Dated:  November 15, 1995                      By: /s/ Frank J. Wilkins
                                                   ----------------------------
                                                   Frank J. Wilkins, President
                                                    and Treasurer





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